Contact: Stephen H. Gordon Chairman & CEO	Telephone: (949) 585-7500
Christopher G. Hagerty EVP & CFO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES FORMATION
OF NEW ASSET MANAGEMENT SUBSIDIARY

Irvine, CA – July 7, 2003 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today the formation of Commercial Capital Asset Management, Inc. (“CCAM”), a wholly owned asset management subsidiary, and simultaneously the formation of CCAM MBS Advisors I, Inc., a wholly owned subsidiary of CCAM. Additionally, the Company announced today that CCAM MBS Advisors I, Inc. has entered into an agreement to manage a newly formed hedge fund, ComCap MBS Fund I, LLC, an external, unrelated fund which invests in GNMA, FHLMC, and FNMA mortgage-backed pass-through securities and employs the use of leverage. Terms of the agreement include the greater of a management fee equal to one and one half percent (1.50%) of the aggregate of the equity account balances or an incentive fee equal to twenty percent (20.0%) of the net capital appreciation.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “The formation of CCAM and its first asset management subsidiary is a strategic initiative that leverages management’s significant experience and expertise managing portfolios of U.S. government and agency mortgage-backed securities, enabling the Company to provide alternative investment opportunities to accredited investors within our client base of income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. As we diversify the Company’s types and sources of income, we view the alternative investment management business as a non-capital intensive, therefore high ROE, synergistic source of recurring noninterest income generated either through management fees or performance-based incentive fees.”

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which include income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At March 31, 2003, CCBI had total assets of $1.2 billion, and Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36-month period ended March 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Los Angeles, Irvine, and San Diego, CA, and plans to open a banking office in La Jolla, CA in September of 2003. Commercial Capital Mortgage, Inc., the Company’s mortgage banking subsidiary, was the 3rd largest originator of multi-family real estate loans in California during the 3-month and 12-month periods ended March 31, 2003, and has originated over $2.2 billion in multi-family and commercial real estate loans from its inception through March 31, 2003. ComCap Financial Services, Inc., the Company’s NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net-worth individuals and other financial institutions.

This Press Release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.